Exhibit 99.2

333 North Central Avenue	• Phoenix, AZ 85004	Financial Contacts: Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Media Contact: Eric E. Kinneberg (602) 366-7994

Freeport-McMoRan Appoints Two New Directors

PHOENIX, AZ, October 7, 2015 – Freeport-McMoRan Inc. (NYSE: FCX) announced today that it has entered into an agreement with Carl C. Icahn and his affiliates. In connection with this agreement, Andrew Langham and Courtney Mather have been appointed to FCX’s Board of Directors. With these additions, the FCX Board is comprised of eleven directors, nine independent directors and two executive directors.

Andrew Langham has been General Counsel of Icahn Enterprises L.P. since January 2015 and was previously Assistant General Counsel since 2005. Courtney Mather has served as a Managing Director of Icahn Capital LP since April 2014.

Carl C. Icahn, together with his affiliates, beneficially owns approximately 100 million shares of FCX common stock, which represents approximately 8.8% of FCX’s outstanding shares.

FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer.

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant U.S. oil and natural gas assets in the Deepwater GOM, onshore and offshore California and in the Haynesville natural gas shale, and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana.

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